EXHIBIT 10.7

POSITION OF PRESIDENT/CEO

EQUITABLE BUILDING AND LOAN ASSOCIATION, FSB

The position of president and chief executive officer has been offered to Mr. Richard L. Harbaugh with the following considerations.

1)	Seat on the Board of Directors.

2)	Benefits

•	Health Insurance:

He will be enrolled in the bank health insurance plan including dental, $500 deductible, cafeteria options, etc. There will be no waiting period. If a waiting period is imposed, the bank will pay the COBRA premiums for coverage until he is accepted.

•	Life Insurance:

VEBA (our insurance carrier with Nebraska Bankers) allows 4 times annual base salary in additional life insurance. The bank will pay the difference between what Mr. Harbaugh currently pays for life insurance up to a maximum amount of $600.00 and what any new premium for the same coverage would currently be, either through VEBA or for coverage through another agency.

•	Long Term Disability:

Automatically included in life insurance policy. After mandatory 90 day waiting period, policy pays 66.66% of annual salary plus bonus to age 65. Amount is gradually reduced after age 65. Coverage begins at day 0. Bank will continue salary for the 90 day waiting period.

•	401 K Plan:

He will be eligible to participate in the 401 K Plan.

•	Profit Sharing:

The board has the authority to initiate a profit-sharing plan for the President/CEO over and above (or separate from) the normal bank profit-sharing plan.

3)	Additional Benefits

•	Riverside Membership:

Basic membership dues plus stock purchase, if necessary, will be paid for by bank. There will be an $800.00 per month allowance for business purposes.

•	Vacation:

Mr. Harbaugh will be granted 4 weeks (20 working days) paid vacation. 12 additional PDO’s (paid days off) will be granted per year for sickness or other personal reasons, this is in addition to the regular paid holidays off. Additionally, be may accumulate an additional 30 contingency PDO’s at the rate of 6 per year. Accumulation period will be waived and the 30 contingency PDO’s will be allowed as of date of employment.

•	Car Allowance:

We will pay Mr. Harbaugh $200.00 per month for the use of his personal vehicle.

•	Risk Management Association:

The bank will pay institutional and membership dues for Mr. Harbaugh and will pay all expenses for him and his spouse to attend the board of directors and annual meetings.

4)	Compensation

•	Signing Bonus:

Employee is to receive a $25,000 signing bonus to be paid with the first payroll period on 11-14-00. This bonus is to compensate the employee for the loss of the quarterly profit sharing, bonus and 401 K match by leaving prior to 12-31-00.

•	Annual salary:

Mr. Harbaugh’s annual salary will be a total of $175,000.00 payable as follows. $150,000.00 will be payable in 24 equal payments of $6250.00 subject to normal taxes and other deductions for benefits. $25,000.00 shall be paid annually on or before 6-30 or the final pay period of the fiscal year and this sum shall be placed into a tax deferred Executive Compensation account mutually agree upon.

•	Incentive Bonus:

At the discretion of the Board, the employee may be subject to an incentive bonus based on the following criteria:

a)	effectively addressing our loan/deposit ratio

b)	increasing deposits

c)	initiating a “process” to re-structure Equitable into a “full service community bank”

d)	changing our culture to make us an “aggressive” player in the local banking market

All of these conditions are combined with the opportunity to run a fine financial institution without corporate interference. You will play a key role in all decisions with full board support.